Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
The Honest Company, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other(2)	3,825,379(3)	$2.92(2)	$11,170,106.68	0.00014760	$1,649
Equity	Common Stock	Other(4)	956,344(5)	$2.48(4)	$2,371,733.12	0.00014760	$351
Total Offering Amounts				–	$13,541,839.80	–	$2,000
Total Fees Previously Paid				–	–	–	–
Total Fee Offsets				–	–	–	–
Net Fee Due				–	–	–	$2,000

(1)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock, $0.0001 par value per share (the “Common Stock”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.
(2)    Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $2.92 per share, the average of the high and low prices of the Registrant’s Common Stock on March 5, 2024 as reported on the Nasdaq Global Select Market.
(3)    Represents shares of Common Stock that were automatically added to the shares reserved for issuance under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”), on January 1, 2024 pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2021 Plan automatically increase on January 1st of each year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (i) 4.0% of the total number of shares of the Registrant’s Common Stock outstanding on December 31st of the immediately preceding calendar year, and (ii) a lesser number determined by the Registrant’s board of directors.
(4)    Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of 85% of $2.92 per share, the average of the high and low prices of the Registrant’s Common Stock on March 5, 2024 as reported on the Nasdaq Global Select Market. Under the terms of the Registrant's 2021 Employee Stock Purchase Plan (the “ESPP”) the purchase price of the shares of Common Stock issuable thereunder will be 85% of the lower of the fair market value of the Common Stock on the first or last day of the offering period.
(5)    Represents shares of Common Stock that were automatically added to the shares reserved for issuance under the Registrant's ESPP, on January 1, 2024 pursuant to an “evergreen” provision contained in the ESPP. Pursuant to such provision, the number of shares reserved for issuance under the ESPP automatically increase on January 1st of each year, starting on January 1, 2022 and continuing through January 1, 2031, by the lowest of (i) 1% of the total number of shares of the Registrant's Common Stock outstanding on December 31st of the preceding calendar year and (ii) 3,525,000 shares of Common Stock, or a lesser number determined by the Registrant's board of directors.